                                                                         Exhibit 10.6

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT
BETWEEN WILLOW FINANCIAL BANK AND NEELESH KALANI

THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is dated as of October 23, 2007 and is between Willow Financial Bank, a federally chartered savings bank (the “Bank” or the “Employer”), and Neelesh Kalani (the “Officer”).

WITNESSETH

WHEREAS, the Bank was previously known as Willow Grove Bank;

WHEREAS, the Officer is currently employed by the Bank, and the Bank and the Officer have previously entered into a change in control severance agreement dated January 18, 2006 (the “Prior Agreement”);

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes; and

WHEREAS, in order to induce the Officer to be employed by the Employer and in consideration of the Officer’s agreeing to be employed by the Employer, the parties desire to specify the severance benefits which shall be due the Officer by the Employer in the event that his employment with the Employer is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.                                      Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)                                  Average Annual Compensation. The Officer’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average amount of Base Salary and cash bonus paid to the Officer by the Employer or any subsidiary thereof during the most recent five calendar years preceding the year in which the Date of Termination occurs (or such shorter period as the Officer was employed).

(b)                                 Cause. Termination of the Officer’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful conduct which is materially detrimental (monetarily or otherwise) to the Employer or material breach of any provision of this Agreement.

(c)                                  Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)                                 Corporation. “Corporation” shall mean Willow Financial Bancorp, Inc.

(e)                                  Date of Termination. “Date of Termination” shall mean (i) if the Officer’s employment is terminated for Cause, the date on which the Notice of Termination is given, (ii) if the Officer’s employment is terminated due to his death, the date of death, and (iii) if the Officer’s employment is terminated for any other reason, the date specified in such Notice of Notice.

(f)                                    Disability. “Disability” shall mean the Officer (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(g)                                 Effective Date. The Effective Date of this Agreement shall mean the date first above written.

(h)                                 Good Reason. Termination by the Officer of the Officer’s employment for “Good Reason” shall mean termination by the Officer based on the occurrence of any of the following events:

(i) (A) a material diminution in the Officer’s base compensation as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (B) a material diminution in the Officer’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (C) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Officer is required to report immediately prior to the Change in Control,

(ii) any material breach of this Agreement by the Employer, or

(iii) any material change in the geographic location at which the Officer must perform his services under this Agreement immediately prior to the Change in Control;

provided, however, that prior to any termination of employment for Good Reason, the Officer must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Officer. If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employer does not remedy the condition within such thirty (30) day cure period, then the Officer may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)                                     IRS. IRS shall mean the Internal Revenue Service.

(j)                                     Notice of Termination. Any purported termination of the Officer’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Officer for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Officer’s employment for Cause, which shall be effective immediately, and except as set forth in Section 17(a) hereof; and (iv) is given in the manner specified in Section 8 hereof.

(k)                                  Retirement. “Retirement” shall mean voluntary termination by the Officer in accordance with the Employer’s retirement policies, including early retirement, generally applicable to its salaried employees.

2.                                      Benefits Upon Termination.

(a)                                  General. The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Officer’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Officer shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)                                 Non Change in Control Termination. In the event that (i) the Officer’s employment is terminated due to Cause, Death, Disability, Retirement, or any other reason unrelated to a Change in Control, or (ii) the officer elects to terminate his employment for other than Good Reason, then the Officer shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)                                  Change in Control Termination. In the event that (i) the Officer’s employment is terminated concurrently with or within twelve (12) months following a Change in Control for other than Cause, Disability, Retirement or the Officer’s death, or (ii) the Officer elects to terminate his employment for Good Reason, then the Employer shall, subject to the provisions of Sections 3 and 4 hereof, if applicable,

(A)                              pay to the Officer, in twelve (12) equal monthly installments commencing with the first business day of the month immediately following the Date of Termination, a cash severance amount equal to one (1) times the Officer’s Average Annual Compensation; provided that if the aggregate amount of such installment payments would exceed two times the lesser of the amounts specified in subsections (1) and (2) of Treasury Regulation §1.409A-1(b)(9)(iii)(A), then the monthly installments shall not commence until the first business day of the month following the lapse of six months from the Date of Termination (the “Delayed Payment Date”), with the monthly installments that would have been paid prior to the Delayed Payment Date absent the six-month delay required by Section 409A of the Code to be aggregated and included in the payment made on the Delayed Payment Date and to be counted toward the total of twelve (12) monthly installments; and

(B)                                maintain and provide for a period ending at the earlier of (i) one year subsequent to the Date of Termination or (ii) the date of the Officer’s full-time employment by another employer (provided that the Officer is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Officer, the Officer’s continued participation in all group insurance, life insurance, health and accident insurance and disability insurance in which the Officer was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Employer or any successors pursuant to this Section 2(c)(B) shall be payable at such times and in such amounts as if the Officer was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year; and provided further that if the Officer’s participation in any group insurance plan is barred, the Employer shall either arrange to provide the Officer with insurance benefits substantially similar to those which the Officer was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employer as of the Date of Termination.

3.                                      Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Officer has the right to receive from the Employer and its affiliates, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employer pursuant to Section 2 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 2 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 2 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent counsel selected by the Employer and paid by the Employer. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained in this Section 3 shall result in a reduction of any payments or benefits to which the Officer may be entitled upon termination of employment under any circumstances other than as specified in this Section 3, or a reduction in the payments and benefits specified in Section 2 below zero.

4.                                      Mitigation; Exclusivity of Benefits.

(a)                                  The Officer shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise. However, the amount of severance compensation payable by the Employer under Section 2(c)(A) shall be reduced to the extent the Officer earns compensation from any source for services rendered by the Officer within one year following the Date of Termination. If the Officer obtains subsequent employment or earns other compensation for services rendered within the first year following the Date of Termination, then the Officer agrees to provide written notice to the Employer or any successor within ten (10) business days of the date the Officer obtains such employment or earns such compensation, including the amount of compensation earned.

(b)                                 The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Officer upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

5.                                      Withholding. All payments required to be made by the Employer hereunder to the Officer shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.                                      Competitive Activities

(a)                                  The Officer agrees and acknowledges that by virtue of his employment hereunder, he will maintain an intimate knowledge of the activities and affairs of the Employer, including trade secrets, plans, business plans, strategies, projections, market studies, customer information, employee records and other internal proprietary and confidential information and matters (collectively “Confidential Information”). As a result, and also because of the special, unique and extraordinary services that the Officer is capable of performing for the Employer or one of its competitors, the Officer recognizes that the services to be rendered by him hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages.

(b)                                 Except for the purpose of carrying out his duties hereunder, the Officer will not remove or retain, or make copies or reproductions of, any figures, documents, records, discs, computer records, calculations, letters, papers, or recorded or documented information of any type or description relating to the business of the Employer. The Officer agrees that he will not divulge to others any information (whether or not documented or recorded) or data acquired by him while in the Employer’s employ relating to methods, processes or other trade secrets or other Confidential Information.

(c)                                  The Officer agrees that the Employer is, and shall be, the sole and exclusive owner of all improvements, ideas and suggestions, whether or not subject to patent or trademark protection, and all copyrightable materials which are conceived by the Officer during his employment, which relate to the business of the Employer, which are confidential, or which are not readily ascertainable from persons or other sources outside the Employer.

(d)                                 Unless the Officer’s employment is terminated in connection with or following a Change in Control, then for a period of one year after the termination of employment, the Officer shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any client, customer or employee of the Employer to cease to do business with, or to terminate any employee’s employment with, the Employer.

(e)                                  The Employer shall be entitled to immediate injunctive or other equitable relief to restrain the Officer from failing to comply with any obligation under this Section 6, in addition to any other remedies to which the Employer may be entitled under law. The right to such injunctive or other equitable relief shall survive the termination by the Employer of the Officer’s employment.

(f)                                    The Officer acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Employer and that any violation thereof would result in irreparable injuries to the Employer. The Officer acknowledges that, if the Officer violates any of these restrictions, the Employer is entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as damages, and an equitable accounting of any earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled. The Officer further acknowledges that the provisions of Sections 6(a), (b), (c), (e) and (f) shall remain in full force and effect beyond the termination of the Officer’s employment for any reason, including but not limited to termination in connection with or following a Change in Control.

7.                                      Assignability. The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Officer may not assign or transfer this Agreement or any rights or obligations hereunder.

8.                                      Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Secretary
Willow Financial Bank
170 South Warner Road
Wayne, Pennsylvania 19087

To the Officer:	Neelesh Kalani
At his last address on file with
the Employer

9.                                      Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Officer and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employer may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

10.                               Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

11.                               Nature of Employment and Obligations.

(a)                                  Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and the Officer, and the Employer may terminate the Officer’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)                                 Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Officer acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

12.                               Term of Agreement. The term of this Agreement shall run from the Effective Date through and including June 30, 2008. Prior to July 1, 2008 and each July 1 thereafter, this Agreement shall extend for an additional year until such time as the Board of Directors of the Employer or the Officer gives notice in accordance with the terms of Section 8 hereof of its or his election, respectively, not to extend the terms of this Agreement. Such written notice of the election not to extend must be given not less than thirty (30) days prior to any such July 1. If any party gives timely notice that the term will not be extended as of any July 1, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

13.                               Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.                               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

15.                               Changes in Statutes or Regulations. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

16.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.                               Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 2 hereof.

(a)                                  The Bank’s Board of Directors may terminate the Officer’s employment at any time, but any termination by the Bank’s Board of Directors, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement.

(b)                                 If the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1818(e)(3) and 1818(g)(1)), the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may, in its discretion:  (i) pay the Officer all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)                                  If the Officer is removed from office and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Officer and the Employer as of the date of termination shall not be affected.

(d)                                 If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Officer and the Employer as of the date of termination shall not be affected.

(e)                                  All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employer is necessary:  (i) by the Director of the Office of Thrift Supervision (“OTS”), or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Officer and the Employer as of the date of termination shall not be affected.

18.                               Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Officer’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Officer remains in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Officer will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

19.                               Entire Agreement. This Agreement embodies the entire agreement between the Employer and the Officer with respect to the matters agreed to herein. All prior agreements between the Employer and the Officer with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, including the Prior Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

Attest:	WILLOW FINANCIAL BANK

/s/ Joseph T. Crowley	By:	/s/ Donna M. Coughey
Joseph T. Crowley		Donna M. Coughey
Senior Vice President,		President and Chief Executive Officer
Chief Financial Officer and
Corporate Secretary

OFFICER

	By:	/s/ Neelesh Kalani
Neelesh Kalani